UNITED STATES

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Washington, D.C. 20549

SCHEDULE 14A

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Cracker Barrel Old Country Store, Inc.

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Cracker Barrel Old Country Store, Inc. (the "Company") provided the following investor presentation to investors beginning on the evening of November 3, 2020. This investor presentation was also posted by the Company to www.CrackerBarrelShareholders.com on November 4, 2020.

INVESTORUPDATE November 2020

Forward Looking Statements Certain statements in this communication may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to a number of risks, trends and uncertainties that could cause actual results or company actions to differ materially from what is expressed or implied by these statements. Economic, competitive, strategic, governmental, technological and other factors and risks that may affect Cracker Barrel's operations or financial results are discussed in our Annual Report on Form 10-K for the fiscal year ended July 31, 2020, and in subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). Another factor that may impact the company's business, financial condition and results of operations and of operational improvement initiatives is the impact of the novel coronavirus (“COVID-19“) pandemic, including the duration of the COVID-19 pandemic and its ultimate impact on our business, levels of consumer confidence in the safety of dine-in restaurants, restrictions (including occupancy restrictions) imposed by governmental authorities, the effectiveness of cost saving measures undertaken throughout our operations, disruptions to our operations as a result of the spread of COVID-19 in our workforce, and our increased level of indebtedness brought on by additional borrowing necessitated by the COVID-19 pandemic. This communication speaks only as of the date hereof, and we disclaim any obligation to update these forward-looking statements other than as required by law. Important Additional Information On October 1, 2020, Cracker Barrel filed a definitive proxy statement (the “Proxy Statement”) and accompanying WHITE proxy card in connection with the solicitation of proxies for the 2020 Annual Meeting of Cracker Barrel shareholders (the “Annual Meeting”). Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the names of Cracker Barrel's directors and executive officers and certain other individuals and their respective interests in Cracker Barrel by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Cracker Barrel for the fiscal year ended July 31, 2020, and the Proxy Statement. To the extent holdings of such participants in Cracker Barrel's securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details regarding the nominees of Cracker Barrel's Board of Directors for election at the Annual Meeting are included in the Proxy Statement. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge in the Investors section of Cracker Barrel's corporate website at www.crackerbarrel.com.

Introduction • Cracker Barrel has 660+ locations across 45 states and provides scratch-cooked breakfast, lunch and dinner, coupled with a unique “old country store” retail experience • The Company has a long track record of consistently delivering value for our shareholders, and we believe we have the right Board and management team in place to continue executing on our proven strategy • We have a highly qualified, engaged and diverse board that has the right mix of skills and experience relevant to the Company's experiential focus and is committed to the long-term success of your investment • We take shareholder engagement seriously and have regular, constructive dialogue with shareholders • This is Mr. Biglari's fifth proxy contest against Cracker Barrel, following his previous four contests that were repeatedly rejected by shareholders by increasingly wide margins • The following presentation will review our business, value creation strategy, Board and governance, and why we believe Mr. Biglari's ideas are not credible and his nominee would not enhance our Board

Executive Summary

Strong Track Record of Financial & Operational Outperformance & Consistent Capital Returns	• Meaningful TSR[1] outperformance versus the Casual Dining Peer[2] median over the long-term and in-line over the near-term • Consistent and strong capital returns, including returning over $1.3B to shareholders since FY 2011
Well-Positioned to Continue Delivering Shareholder Value	• Continued performance through steady investment in our strategic initiatives and execution of the core pillars of our strategy • Decisive actions to protect our business and employees during COVID-19
Highly Qualified Engaged and Diverse Board & Strong Corporate Governance	• Ten qualified, experienced and diverse directors, nine of whom are independent, with long track records of delivering shareholder value • Four new independent directors appointed in the past three years • Almost half of our independent directors have significant restaurant and foodservice experience • Corporate governance practices that align with shareholders' interests
We Believe Mr. Biglari's Nominee, Raymond Barbrick, Would Not Enhance Our Board and Mr. Biglari's Ideas are Not Credible	• We believe Mr. Biglari's nominee, Raymond Barbrick, has a poor track record in the casual dining space and will not enhance our Board • This is now Mr. Biglari's fifth costly proxy contest in ten years – all four previous campaigns were rejected by shareholders by increasingly wide margins • We believe Mr. Biglari's criticisms of our strategy, performance and Board are ill-founded and misleading • We believe Mr. Biglari has a track record of value destruction and problematic corporate governance

1. Total shareholder returns ("TSR"), which includes share price performance assuming dividends are reinvested. See page 4 for additional detail
2. Evercore ISI Casual Dining Peers include Brinker, BJ's Restaurants, Bloomin' Brands, Cheesecake Factory, Darden, Dave & Buster's, Denny's, Dine Brands and Texas Roadhouse

2

Cracker Barrel's Unique Value Proposition

Our Brand Promise

Cracker Barrel provides a friendly home-away-from-home in our old country store and restaurant.

Our guests are cared for like family while relaxing and enjoying real home-style food and shopping that's surprisingly unique, genuinely fun and reminiscent of America's country heritage…

All at a fair price.

- Cracker Barrel was **founded in 1969**
- **663 locations across 45 states**[1]
- **Daypart diversification:** Our stores serve **breakfast, lunch, and dinner**

Sales by Daypart



Dinner 36%
Breakfast 25%
Lunch 39%

Sales by Segment



Retail 19%
Restaurant 81%

Cracker Barrel is Highly Differentiated and Complex

All Company Owned – Not Franchised
- Company solely responsible for *all* strategies and systems (e.g., training, sourcing, culinary, technology and marketing)

Extensive Workforce
- Extensive HR strategies
- Employee recruitment and retention strategies
- Focus on culture critical

20% Complex Retail
- High, seasonal SKU count
- Global sourcing and distribution
- Differentiated management profiles (restaurant and retail)

Highly Experiential
- Design/Décor
- High touch hospitality requires training and emphasis
- Multipronged marketing without discounting

Complex Operating Model / Scratch Cooking
- Extensive training to achieve consistency
- Complex sourcing and management of food / ingredients
- Culinary innovation

National Footprint & Scale
- Large-scale procurement and distribution
- Different employee and guest markets and dynamics
- Multiple revenue channels (dine-in; off-premise; catering; retail; e-comm)

1. As of September 2020; excludes 35 Maple Street Biscuit Company locations

3

Strong Track Record of Financial and Operational Outperformance & Consistent Capital Returns

Cracker Barrel Has Delivered Meaningful TSR Outperformance Over the Long-Term and is In-Line with Peers Over the Near-Term…

Well-Recognized Casual Dining Peer Set established by Wall Street analysts includes Brinker, BJ's Restaurants, Bloomin' Brands, Cheesecake Factory, Darden, Dave & Buster's, Denny's, Dine Brands and Texas Roadhouse[2]



10-Year TSR[1]
300%
200%
100%
0%
(100%)
232%
208%
175%
(70%)
5-Year TSR[1]
100%
50%
0%
(50%)
(100%)
8%
(9%)
48%
(76%)
1-Year TSR[1]
50%
25%
0%
(25%)
(50%)
(23%)
(24%)
1%
8%
Casual Dining Peer Set[2]
S&P MidCap 400[3]
Biglari Holdings

Source: FactSet

Note: Casual Dining Peers include Brinker, BJ's Restaurants, Bloomin' Brands, Cheesecake Factory, Darden, Dave & Buster's, Denny's, Dine Brands and Texas Roadhouse as defined by Evercore ISI's Restaurant Sector Comp Sheet. We would compare even more favorably on a long-term (10Y/5Y) and identical on a near-term (1Y) TSR basis to Wells Fargo's Casual Dining / Midscale peer set, which includes Red Robin and Chuy's incremental to Evercore ISI's set

1. TSR includes reinvested dividends as is calculated from 10/27/2010 to 10/27/2020 on a 10-year basis, 10/27/2015 to 10/27/2020 on a 5-year basis and from 10/27/2019 to 10/27/2020 on a 1-year basis
2. Evercore ISI Casual Dining peers include Brinker, BJ's Restaurants, Bloomin' Brands, Cheesecake Factory, Darden, Dave & Buster's, Denny's, Dine Brands and Texas Roadhouse; Dave & Buster's and Bloomin' Brands excluded from 10-Year median as they had not yet begun trading publicly
3. The S&P MidCap 400 is an index for mid-sized companies, covering approximately 7% of the US equities market; the 7 restaurants captured in this index include Cracker Barrel, Papa John's, Texas Roadhouse, Wendy's, Jack in the Box, Wingstop and Dunkin'

4

…and Cracker Barrel Performed Even Better During Periods Ending Pre-COVID

Meaningful TSR outperformance versus the Casual Dining Peer Set[2], S&P MidCap 400[3] and Biglari Holdings over the long-term and in-line with peers over the near term on a pre-COVID basis (i.e. period ending 2/21/20)*



Pre-COVID 10-Year TSR[1]
600%
425%
250%
75%
(100%)
Total Shareholder Return
520%
361%
229%
(61%)
*505% TSR since Sandy became CEO in September 2011[4]
Pre-COVID 5-Year TSR[1]
100%
50%
0%
(50%)
(100%)
Total Shareholder Return
62%
11%
49%
(73%)
Pre-COVID 1-Year TSR[1]
20%
10%
0%
(10%)
(20%)
Total Shareholder Return
3%
1%
11%
(15%)
Casual Dining Peer Set[2]
S&P MidCap 400[3]
Biglari Holdings

***Friday, February 21, 2020 reflects the last undisturbed date before the pandemic dramatically impacted US equity markets. On the following business day, the WHO warned of a potential global pandemic, and markets responded accordingly**

Source: FactSet

1. TSR includes reinvested dividends as is calculated from 2/21/2010 to 2/21/2020 on a 10-year basis, from 2/21/2015 to 2/21/2020 for 5-year basis, and from 2/21/2019 to 2/21/2020 for 1-year basis. 2/21/2020 is the end date we use to measure pre-COVID TSR performance, as it reflects the last undisturbed date before the pandemic dramatically impacted US equity markets. On the following business day, the World Health Organization ("WHO") warned of a potential global pandemic, and markets responded accordingly
2. Evercore ISI Casual Dining peers include Brinker, BJ's Restaurants, Bloomin' Brands, Cheesecake Factory, Darden, Dave & Buster's, Denny's, Dine Brands and Texas Roadhouse; Dave & Buster's and Bloomin' Brands excluded from 10-Year median as they had not yet begun trading publicly
3. The S&P MidCap 400 is an index for mid-sized companies, covering approximately 7% of the US equities market; the 7 restaurants captured in this index include Cracker Barrel, Papa John's, Texas Roadhouse, Wendy's, Jack in the Box, Wingstop and Dunkin'
4. TSR includes reinvested dividends and is calculated from 9/12/2011 to 2/21/2020

5

Our Board and Management Took Decisive Actions to Protect Our Employees, Guests and Shareholders During COVID-19 Employees •Offered short-term pay support, benefit continuation and free daily meals •Allowed employees to purchase household supplies and food items from our stores at cost • Worked with other large employers to provide supplemental employment opportunities •Through the Cracker Barrel Cares Foundation provided over $1 million in hardship grants to employees Guests •Instituted health and safety measures above and beyond jurisdictional requirements •Continued optimization of floor plans in reopened dining rooms, including the successful launch of front porch dining at select locations, in response to reduced capacity regulations •Enhanced off-premise dining experience and rolled out curbside delivery virtually overnight Shareholders •Bolstered liquidity and strengthened our business model through a number of actions, including: •Making sustainable business model changes with expected annual savings of ~$50 million •Fully drew down revolver and increased liquidity by $145 million through sale leaseback •Dedicating resources to our core Cracker Barrel and Maple Street Biscuit Company 6

Cracker Barrel Has Delivered Strong Results through COVID Delivered TSR performance in-line with the Casual Dining Peer median1 YTD •Through the execution of our off-premise offerings, prudent investments in the business and optimization of our dining room floor plans under varying capacity restrictions, the company has delivered strong sales recovery during the COVID-19 pandemic − Delivered 145% YoY off-premise growth in Q4'20 − Implemented front porch and tent dining in select locations − Launched a new lunch and dinner menu •Through our brand strength, everyday value offerings and the trust that our guests have in us, we have been able to offer a comfortable, safe and hospitable experience during challenging times •Additionally, Maple Street Biscuit Company has continued to deliver resilient top line results even amid COVID-19 Comparable Store Sales Improvements COVID-19 Impact +22 percentage point 3 Comparable store sales (“p.p.”) 15% (1%) (16%) (31%) (46%) 2% 4% 1% (1%) (42%) (46%) (39%) (32%) (20%) (15%) Improvement in Restaurant4 +31 p.p. Improvement in Retail4 Restaurant Comparable Store Sales Retail Comparable Store Sales 1.Evercore ISI Casual Dining Peers include Brinker, BJ's Restaurants, Bloomin' Brands, Cheesecake Factory, Darden, Dave & Buster's, Denny's, Dine Brands and Texas Roadhouse 2.As of FY 2020 earnings call on 9/15/20 3.Reflects first six weeks of Q1 FY 2021 4.Reflects improvement in comparable store sales from Q3 FY 2020 to Q1 FY 2021 (first 6 weeks)7

Our Comparable Store Sales Have Outperformed the Casual Dining Industry Over the Last 10 Years

CBRL's differentiated brand, strong value proposition, unique restaurant and retail offerings and superior execution have led to consistent outperformance of the casual dining index



Historical Comp Restaurant Sales vs Peers
COVID-19 Impact
+18% from FY 2011 to FY 2019¹
Flat from FY 2011 to FY 2019¹
Comp Restaurant Sales Indexed to FY 2011
120%
110%
100%
90%
80%
FY 2011
FY 2012
FY 2013
FY 2014
FY 2015
FY 2016
FY 2017
FY 2018
FY 2019
FY 2020
Cracker Barrel Comp Restaurant Sales
Knapp Track Industry Sales

Cracker Barrel Has Outperformed Peer Guest Traffic by Approximately 12 p.p. Between FY 2011 and FY 2019

Note: The Knapp Track Casual Dining Index
1. Reflects cumulative growth indexed to FY 2011
2. Reflects cumulative growth from FY 2011 through FY 2019

8

Continued Growth in Earnings per Share



$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
Earnings per Share (USD)
FY 2011 - 2019 CAGR: 13%
$3.61
$3.61
$4.40
$4.34
$4.97
$4.90
$5.63
$5.51
$6.82
$6.82
$7.86
$7.55
$8.37
$8.37
$10.29
$8.87
$9.27
$9.27
FY 2011
FY 2012
FY 2013
FY 2014
FY 2015
FY 2016
FY 2017
FY 2018
FY 2019
GAAP EPS
Adjusted EPS

Note: Adjusted EPS is a non-GAAP financial measure. See Appendix for a reconciliation of Non-GAAP financial measures

9

Deliberate & Prudent Capital Allocation by Our Board and Management Over 80% of our capital allocation is used to enhance the core and return capital to shareholders These Capital Allocation Decisions Have Led to Improved ROIC We have returned over $1.3 billion to shareholders through dividends and share repurchases since FY 2011 Capital Allocation Breakdown – Last 5 Years ($1.8 billion in capital) New Units 9% Return on Invested Capital2 22.0% • ~875% increase in aggregate dividends paid between FY 2011 and FY 2019 External Investments 10% Core Strategic Initiatives 6% Existing Dividends & Repurchases 57% 15.5% − More than $50/share paid in dividends over that time frame • Issued special dividends for five consecutive years prior to Store Maintenance1 18% the onset of COVID FY 2011 FY 2019

Well-Positioned to Continue Delivering Shareholder Value

We Are Continuing to Drive Performance By Executing the Core Pillars of Our Value Creation Strategy 11 IIDOUIIIYSTOI[

Innovating and Evolving Our Menu to Drive Traffic

Focused on introducing new, craveable foods to satisfy guest preferences for variety and novelty

New Lunch and Dinner menu

- Positive response from both guests and operators since its launch in Q4 2020
  - **Craveable offerings** available daily
  - **Simplified menu** highlights signature offerings, value and variety





New Tableside Beer & Wine Program

- Offers more **variety and enjoyment** for the guest experience
- We expect increases in check and frequency of guest visits
- Approaching roll-out in disciplined and economical fashion
  - Test stores have seen encouraging results
  - **Available in ~250 stores** as of end of October



Cracker Barrel OLD COUNTRY STORE

12

Off-Premise Offerings Will Continue to Drive Value-Creating Growth Our off-premise business delivered double-digit growth across all channels since FY 2017, and accelerated further during COVID •Prior to COVID, off-premise was already a large and growing business with a strong foundation across multiple sales occasions (e.g., Individual To-Go, Catering and Holiday Occasions) − As part of our Enhance the Core strategy, we set a goal several years ago to grow off-premise from ~7% of restaurant sales in FY 2017 to 10% of sales in FY 2020, and we were on track to exceed that goal pre-COVID •Since COVID, off-premise has accelerated supported by curbside, third-party delivery and holiday offerings − 145% growth in off-premise in Q4 •Currently testing potential future growth drivers − Grab & Go items − Commissary (“Ghost Kitchen”) − New Holiday Offerings

Strengthening the Employee and Guest Experience Focused on innovative ways to enhance the employee experience and improve guest satisfaction New Easy-to-Use POS Creates a More Seamless Guest Experience and Cost Saving Opportunities •A foundational platform for in-store technology •Supports server tablets, front-porch dining and curbside pick-up and payment •More efficient order communication from table to kitchen – servers can serve more guests •~250 stores have currently implemented the new system1 The Digital Store Provides an Integrated, Enhanced Guest Experience for Ordering Food and Retail Products •Increased personalization and customization leading to more web visits, higher digital sales and reduced cart abandonment •Sales driving opportunities (e.g., bundled restaurant and retail offerings) •Potential for carefully planned Loyalty program •Richer guest data supporting deeper analytical insights

Continuing to Drive Traffic with Unique and Complementary Retail Offering Retail is integral to the Cracker Barrel experience, and it differentiates our brand •Generating nearly 20% of our total revenues, our Retail business is highly complementary and synergistic with our Restaurant operations − Provides our guests with a differentiated and highly enjoyable experience •Offers a wide and compelling assortment, including decorative and functional items such as rocking chairs, seasonal gifts, apparel, toys and branded food •Robust Retail performance even through COVID − Our retail business has recovered even faster than our restaurant business − Compelling merchandise offering with a strong price-to-value proposition, exhibiting healthy performance during COVID in a number of key categories, including décor and home accessories

Value-Creating New Unit Growth in Core and New Markets

- While our primary focus is on **enhancing our existing store base,** we also invest in value-creating new unit growth
  - We leverage a rigorous, analytical approach using IRR analysis, and our Board of Directors approves risk-adjusted hurdle rates in excess of our cost of capital
- Our new unit opening strategy has consisted of **modest, disciplined growth in both core and frontier markets** (opened on average 8 stores per year since 2009)
  - We are pleased with the performance of our mature stores[1] opened over this time period, which have created shareholder value by delivering returns in the aggregate above our hurdle rates
- With our recent expansion into the West Coast, our growth has been measured so we can analyze their performance and gain learnings
- We believe there is **room for modest new unit growth in core markets and significant whitespace in new markets**, including on the West Coast
  - We will continue to fine tune our approach to new markets and expect to accelerate the growth in the future in order to **drive longer-term value creation for our shareholders**

New Unit Costs

- We believe Mr. Biglari's characterization of new unit investment costs is **misleading**
  - Uses higher new unit costs of $5.3mm from frontier markets instead of Cracker Barrel's recent average new unit cost of $4.9mm[2]
  - Assumes all land is purchased for $1.9mm, whereas Cracker Barrel historically has purchased land for only ~30% of its stores at an average cost of ~$1mm[3]
  - Uses a simplified sales-to-investment ratio methodology rather than our rigorous IRR model which takes into account cash flow and returns generated by each new store[4]

1. Reflects stores opened between FY 2009 and FY 2017
2. Average cost for building, site improvement, furniture, equipment and related development costs for stores opened during FY 2019 and FY 2020, which is more representative of a typical new store cost
3. Based on new stores opened over the last 10 years
4. Cracker Barrel's IRR analysis includes pre-opening expenses

16

Investing in Complementary Growth Outside Cracker Barrel Concept We follow a highly disciplined and methodical approach in our evaluation of external investment opportunities What We Look For How We Approach • “W hite space,” where we believe there is long-term growth opportunity − E.g., fast casual breakfast (H&D; Maple Street) and “Eatertainment” (PBS) • Complementary concepts/business models where we can leverage core competencies and size, add value, lower costs • Complementary guest base that expands our demographics (limited cannibalization) • Proven concept with attractive unit economics • Manageable in terms of size, complexity and management attention • Attractive value and risk-adjusted returns • Full Board engagement; no rubber stamp • Conservatively – start small, learn first • Due diligence with third party advisors • Use protective structures that give us optionality

Our Investment in Maple Street Biscuit Company Significant growth potential poised to meaningfully expand our guest base for years to come Maple Street Biscuit Company (“MSBC”) •Holler & Dash (“H&D”) increased our conviction that the breakfast and lunch-focused fast casual segment is attractive •The acquisition of MSBC greatly strengthened our position in this segment − Strong brand, attractive unit economics and growth potential − We converted our H&D locations to MSBC so we could operate under one strong fast-casual brand •MSBC's resilience during COVID has reinforced our belief in the concept and brand •MSBC expands our guest base − Greater footprint in urban/suburban markets − More exposure to a younger demographic

Our Investment in Punch Bowl Social Our Board and management determined that the resources needed to ensure Punch Bowl Social's survival following the onset of COVID-19 would be better spent on positioning our core brands for long-term success •Our Investment in Punch Bowl Social was strategic and carefully evaluated − Significant due diligence and extensive involvement by Board and management team •At the time of our investment, Punch Bowl Social: − Had solid sales, store profitability and growth profile − Provided access to a demographic that was complementary to our core brand − Was widely considered one of the most highly-regarded brands in the growing space of “eatertainment” − Shared the key values of our core brand: scratch-made cooking in a family-friendly environment •Thoughtfully structured the transaction to limit risk − Minority investment – reduced upfront cost and capital at risk, while forgoing upfront integration and associated distractions − Variety of protections and benefits – preferred equity/debt position (ahead of all other equity investments), veto rights over corporate decisions and call option to acquire remaining stake for fair market value •Punch Bowl Social concept is driven by large in-person social gatherings and corporate events − COVID-19 had an outsized impact on the business, as locations are largely in urban centers and/or adjacent to sports stadiums − Would have required significant management attention and millions of dollars of capital, above and beyond funds available under the CARES Act, just to survive and would remain challenged for the foreseeable future

Following Our Punch Bowl Social Investment, COVID-19 Events Transpired Quickly There was third-party support around our decision at the time of investment November 2019 Mr. Biglari publishes a letter criticizing the investment in PBS and submitted a books and record request April 15, 2020 Mr. Biglari publishes a letter criticizing CBRL's decision to cease further investment in PBS July 2019 CBRL announces investment in PBS after substantial due diligence Early March 2020 COVID effectively closes all PBS locations March 25, 2020 CBRL makes the decision to cease further investment in PBS and focus on “core” CBRL business ” JULY 23, 2019 ” JULY 24, 2019

Strategic Priorities Will Continue Driving Performance in 2021 and Beyond

COVID-19 has not changed Cracker Barrel's fundamental long-term goals – we will continue our focus on providing a superior employee environment and an enjoyable guest experience through disciplined investments

Accelerating Off-Premise Sales and On-Premise Optimization

- Increasing off-premise attachment; testing two new formats beginning in September 2020 (Grab n' Go and Dedicated Catering Kitchen) and continuing to optimize restaurant floor space in response to evolving capacity regulations

ENHANCE The Core

Continuing to Leverage Novel, Craveable Menu Offerings

- Expanding rollout of beer and wine to a total of ~600 stores

ENHANCE The Core

Improving the Guest and Employee Experience

- Enhancing our digital infrastructure to drive sales, including the broad rollout of POS system (expected in ~500 stores by the end of FY 2021) and the launch of the Digital Store

ENHANCE The Core

Improving the Business Model

- Continuing to work to improve profitability in the core brand, we expect to achieve the remaining balance of our ~$50mm cost savings target in FY 2021

ENHANCE The Core

Other Strategic Initiatives

- Prudent investments in new Cracker Barrel stores, with 3 locations planned for FY 2021
- Additionally, planning to open up to 15 new Maple Street units in FY 2021

EXPAND The Footprint

EXTEND The Brand

Cracker Barrel OLD COUNTRY STORE

1. Precise rollout schedule subject to review and re-assessment as COVID situation evolves

21

Support of Cracker Barrel's Strategy Has Continued ““CBRL's F4Q20 results and current trends, give us increased confidence that it can recoup the majority of lost sales and profits post-COVID… In FY21, CBRL has numerous sales drivers (alcohol rollout, new menu and new digital platform) that should drive the recovery” SEPTEMBER 15, 2020 ” “The successful rollout of curbside delivery and Front Porch outdoor dining, as well as the aggressive repositioning of the retail offering to support current nesting trends, whereby consumers are spending on decorating their homes during the pandemic, are all examples of the aggressive actions taken to help the CBRL brand weather the current environment” OCTOBER 12, 2020 “C”BRL is doing its best to add new sales layers, while removing friction in the consumer experience and pulling costs from the system which should translate into healthier top-line and bottom-line growth once the economy returns to some form of normalcy” SEPTEMBER 15, 2020 ” anagement continues to fight through the near-term challenges and work to cast a potentially wider net to attract and service its guests. We came away more impressed by the level of strategic updates, which may help CBRL unlock additional growth down the road, inside and out-of-the-box” SEPTEMBER 25, 2020 “We believe exposure to regions less impacted by COVID-19, a strong value positioning (restaurant comps were less impacted than peers during '08 – '09) and one of the best balance sheets in full service all support stock outperformance going forward” JUNE 2, 2020 ” “The pandemic required rapid changes to the CBRL off-premise channel offering, and the company delivered on them… swift rollout of a curbside delivery program in all stores, the addition of Uber Eats as another third-party delivery partner, or the quick product development turnaround to launch Family Meal Baskets, CBRL moved at a fast pace” JUNE 3, 2020

Highly Qualified, Engaged and Diverse Board & Strong Corporate Governance

We Have Added Four Independent Directors in the Past Three Years… With Substantial Experience in Sectors Relevant to Our Strategy and Brand / Experiential Focus Carl T. Berquist Former EVP & CFO, Marriott | Director Since: 2019 •Significant experience in hospitality and deep knowledge of real estate, corporate transactions and accounting / finance •28 year career with Arthur Andersen, serving as Global Real Estate & Hospitality Head Meg G. Crofton Former President (Parks & Resorts), Disney | Director Since: 2017 •Extensive hospitality, experiential brand, foodservice and retail operations expertise •35 years of experience with Disney including as President of Walt Disney World •Had direct P&L responsibility for ~500 restaurants in Walt Disney World, and ~1,000 when including restaurants in Disneyland/Disneyland Paris and within hotels Gilbert R. Dávila Founder & CEO, DMI Consulting | Director Since: 2020 •Expertise in market segmentation, media strategy and digital marketing •Former Vice President, Global Diversity and Multicultural Market Development at Disney •Former Marketing Director at Coca-Cola in addition to holding sales and marketing leadership positions at Procter & Gamble Gisel Ruiz Former EVP & COO, Sam's Club | Director Since: 2020 •Over 25 years of retail and foodservice experience at the Fortune 1 company •Former EVP & COO, Walmart U.S. •Had direct P&L and operational responsibility for nearly 600 cafes within Sam's Club and was responsible for fresh food operations in thousands of Walmart stores Restaurant / Foodservice Experience

…To Our Already Highly Qualified and Diverse Board

With Substantial Experience in Sectors Relevant to Our Strategy and Brand / Experiential Focus



Coleman H. Peterson
Former Chief People Officer, Walmart | Director Since: 2011

- Significant retail, human resources and employee relations experience
- Expertise in governance, compensation and succession planning



Norman E. Johnson
Former President, Chairman & CEO, CLARCOR | Director Since: 2012

- Significant expertise in capital allocation and complex operational systems
- Led Board refreshment effort, recruiting four new directors in the past three years, as chairman of the Nominating and Corporate Governance Committee
- Also member of the Audit Committee



Thomas H. Barr
President, Sono Bello | Director Since: 2012

- Significant retail industry knowledge, particularly in menu management, innovation, pricing and multi-unit operations
- Former senior executive at Starbucks responsible for the global coffee business
- Had P&L responsibility for Starbucks' food category and oversaw North American food innovation, including overseeing effort to launch lunch across the majority of Starbucks US retail stores



Sandra B. Cochran
President, CEO & Former CFO, Cracker Barrel | Director Since: 2011

- Delivered a TSR of 505% since becoming CEO[1]
- Acknowledged leader in the restaurant space
- Considerable executive leadership and corporate governance in addition to financial / audit expertise and significant knowledge of the retail industry



William W. McCarten (Independent Chairman)
Founder, Chairman & Former CEO, DiamondRock Hospitality | Director Since: 2011

- Significant restaurant and retail, finance and accounting expertise
- Former President of the Marriott Services Group and President & CEO of HMS Host
- Had full P&L responsibility for 1,000+ restaurants as CEO of HMS Host and won several restaurant-related awards during his tenure



Andrea M. Weiss
President & CEO, Retail Consulting | Director Since: 2003

- Significant consumer, retail and digital transformation expertise
- Former EVP & Chief Store Officer of The Limited and Intimate Brands
- National Association Corporate Directors (NACD) Board Governance Fellow and was named to the NACD Top 100 Best Public Directors in 2016

1. FactSet as of 2/21/2020; TSR includes reinvested dividends and is calculated from 9/12/2011 to 2/21/2020

Restaurant / Foodservice Experience

24

We Believe Norm Johnson Is the Better Director for Our Board than Biglari's Nominee

- Norm has a track record of success and **significant operational, financial and capital allocation experience** at public companies
  - During his tenure as CEO of CLARCOR, Norm **successfully executed and allocated more than a billion dollars** to open new factories and facilities, expand markets, and return capital to shareholders
- Norm has **utilized his expertise** in the areas of distribution, complex operations, capital allocation and management **to be a key member of Cracker Barrel's Board**
  - Cracker Barrel **oversees the distribution of approximately $1 billion of food and retail products and operates a dedicated 370,000 square foot retail distribution center**
- As head of the Nominating and Corporate Governance Committee, Norm **oversaw the process that shaped our current Board**
  - **Recruited four diverse and experienced directors,** with tenures at premier companies such as Walt Disney, Marriott and Walmart, over the past three years
- He has **brought significant financial and risk management skills** as a member of our Audit Committee

TSR[1] During Norm Johnson's Tenure as CEO & Chair of CLARCOR



Indexed TSR
600%
500%
400%
300%
200%
100%
0%
492%
18%
CLARCOR
S&P 500

TSR[2] During Norm Johnson's Tenure on Cracker Barrel's Board



Indexed TSR
250%
200%
150%
100%
50%
0%
174%
57%
131%
Peer Median[3]
S&P MidCap 400

1. TSR includes reinvested dividends and is calculated from 3/25/2000 to 11/30/2012
2. FactSet as of 10/27/2020; TSR includes reinvested dividends and is calculated from 8/13/2012 to 10/27/2020
3. Evercore ISI Casual Dining Peer Set includes Brinker, BJ's Restaurants, Bloomin' Brands, Cheesecake Factory, Darden, Dave & Buster's, Denny's, Dine Brands and Texas Roadhouse; Dave & Buster's excluded from the median peer TSR during Mr. Johnson's tenure as they had not yet begun trading publicly

25

The Board and Management Team Work Closely to Manage Risk • Our independent chairman ensures the effective independent functioning of the Board, which we believe provides appropriate balance in the Company's leadership • Robust risk management process, led by the Audit Committee, annually identifies top risks and ensures actions to mitigate • The Board has engaged closely with management to guide Cracker Barrel through the COVID-19 pandemic (met bi-weekly through the first phase of the pandemic, March through May) • Unlike most companies, Cracker Barrel also has a Public Responsibility Committee that plays a key role in managing brand risk, one of the largest risks to the Company, and in overseeing environmental and social matters

We Have Implemented a Number of Corporate Governance Best Practices Shareholder-friendly governance… • Independent Chairman • Annually elected directors • 9 out of 10 directors are independent • Shareholders can call special meetings • Compensation aligned with performance • Committed to diversity and inclusion • Fully independent Board committees • 20% shareholder rights plan is regularly put to a vote …Aligned with shareholders' best interests •Annual self evaluations for the Board and each of its committees •Four new independent directors in last three years •>50% of executive team is female, including our CEO, and 60% of our board is diverse or female •Senior executives and board members took temporary pay cuts in response to COVID to help preserve liquidity •CEO pay was 0.88x the peer median •The Board regularly holds executive sessions without management team members present

Committed to Corporate Social Responsibility (CSR) Public Responsibility Committee oversees CSR and promotes an inclusive, respectful corporate culture Committed to Diversity and an Inclusive Workplace Culture •We strive to recruit, develop and retain a high performance workforce that reflects the communities we serve •The Executive Team is >50% female, including the CEO and CFO •We provide diversity and inclusion training to build awareness and teach competencies and behaviors to create a more inclusive workplace •Established Employee Resource Groups to engage, develop and connect our employees through a wide range of programs Our CSR Efforts Are Integral to the Corporate Strategy •Our CSR is embedded in how we do business and mitigate risk •We issued our first CSR report last year •We remain committed to improving our sustainability efforts and ESG reporting Cracker Barrel LGBT Alliance Employee Resource Group of the Year Award Company of the Year Award

We Believe Mr. Biglari's Nominee, Raymond Barbrick, Would Not Enhance Our Board and Mr. Biglari's Ideas are Not Credible

We Believe Raymond Barbrick Would Not Enhance Our Board Rigorous Director Evaluation • Full evaluation process, including interview and evaluation by a nationally recognized search firm • As part of this process, we paused our ongoing evaluation of another candidate, Gisel Ruiz, to fairly evaluate Mr. Barbrick • Search firm did not recommend Mr. Barbrick • Interview with three independent directors, including two Nominating & Corporate Governance Committee members / Chair of Board • Nominating & Corporate Governance Committee unanimously determined that Mr. Barbrick would not contribute meaningful additive experience or skills to our Board and the full Board unanimously voted against his candidacy and appointed Gisel Ruiz to the Board Decision Rationale for Rejecting Mr. Barbrick • Poor track record in the casual dining space before exiting • Closed 16 of 18 Zinburger locations due to inability to adapt to off-premise • Exited all 36 TGIF locations, which had a history of consistent underperformance • CEO of Avado Brands as it emerged bankruptcy in 2004, only to lead it back into bankruptcy • Very limited and outdated public company experience (Avado) • Spent the past thirteen years operating hotels and restaurants as a franchisee with no brand management or strategic responsibility • Experience limited to smaller, regional operations – oversees ~$400M of revenue, <20% of Cracker Barrel's • Lack of relevant capital allocation experience

Mr. Biglari's Previous Campaigns Were Rejected by Our Shareholders by Increasingly Wide Margins

- **Mr. Biglari's four previous proxy contests were soundly rejected** by shareholders by increasingly large margins and leading shareholder advisory services
- He has submitted proposals for Cracker Barrel that we believe **were not appropriate and not in the best interest of shareholders**, including:
  - Seeking a sale process and attempting to amend Tennessee law so he could submit a bid for the Company (rejected by >90% of unaffiliated shareholders)
  - Pushing for an exorbitant special dividend of $20/share to satisfy his own cash needs (rejected by >90% of unaffiliated shareholders)

Year	CBRL TSR Since Biglari Investment[1]	Prior Biglari CBRL Proposals	Supported By ISS?	Outside Support For Biglari[2]
2011	-	Elect Sardar Biglari	No	25.7%
2012	25.9%	Elect Sardar Biglari & Phillip Cooley	No	11.4%
2013	55.6%	Elect Sardar Biglari & Phillip Cooley + $20/Share Special Dividend	No	10.0%
2014 *(Special Mtg.)*	161.3%	Hire Advisor to Evaluate Alternatives / Seek Sale or Liquidation of Company	No	9.2%

We Have Delivered Strong Returns Despite Biglari's Distracting Fights and Proposals That Have Been Consistently Rejected

1. From Biglari's initial investment (6/13/11) to campaign announcement as defined by FactSet
2. Represents the average support received for each nominee or proposal, excluding shares voted by Biglari

30

We Believe Biglari has a Track Record of Value Destruction •Under Mr. Biglari's leadership, Steak ‘n Shake has struggled financially and operationally − Comparable store sales decrease of 6.9% and guest traffic declined 11.2% in 20191 − 21% YoY decrease in 2019 revenue2 with Q2 2020 results showing no signs of a recovery Indexed TSR TSR Since Biglari Holdings Investment3 294% *Biglari's stake in Cracker Barrel represents ~89% of Biglari Holdings' 4 – returns would be meaningfully lower without it (72%) 300% 250% 200% − Temporarily closed over 100 restaurants in 2019 due to poor sales and service, of which 57 were permanently closed in 2020 •Biglari Holdings' collection of unrelated businesses has continued to severely underperform − Trades at a considerable discount to book value •Cracker Barrel is Mr. Biglari's most successful investment, but he has sold more than half his shares while his other businesses struggle 150% 100% 50% 0% (50%) (100%) market capitalization Biglari Holdings 1. Represents same store sales and guest traffic for Biglari Holdings' company-operated restaurant segment, primarily comprised of Steak ‘n Shake 2. Represents total revenue decline for Biglari Holdings' restaurant segment, primarily comprised of Steak ‘n Shake 3. Represents Total Shareholder Return between 6/13/2011 (date of Biglari Holdings' investment in Cracker Barrel) and 10/27/2020; TSR assumes the reinvestment of dividends

History of Problematic Corporate Governance Practices at Biglari Holdings We believe Biglari Holdings' corporate governance track record brings his credibility into question 'Mr. Biglari used the equivalent of own company's treasury shares and debt in order to take voting control of the company from its other shareholders 'Created a dual class share structure concentrating 64% of voting power with Mr. Biglari himself 'At Biglari Holdings' 2020 annual meeting, 74%-82% of the shares not voted by Biglari withheld votes against four of the five incumbent directors '75% of Biglari Holdings' directors have lengthy tenure 'Hired his father and his brother to six-figure salaries 'ISS recommended withhold votes against all of Biglari Holdings' directors from 2015 – 2019, and only supported one director in 2020 'Issued $80 million in performance fees to Biglari Capital — Mr. Biglari is the sole owner 'Amended compensation agreement to remove compensation limits; Mr. Biglari-controlled entities receive $8.4 million annually for undefined services “We do not provide earnings guidance nor do we hold quarterly conference calls because neither activity would be consistent with managing our entrepreneurial enterprise” – Sardar Biglari1

Adverse Press Coverage Underscores Mr. Biglari's Problematic Executive Profile ““Steak ‘n Shake was on the ropes even before the COVID-19 pandemic hit, with customer traffic counts sliding 22% since 2015… the company also has a $165 million term loan scheduled to be paid off in March 2021 – a debt it lacks the ability to repay” MAY 1, 2020 “B“ut one regular at the meetings wondered whether other issues dogging Biglari Holdings — its stock trading in the doldrums, its questionable use of capital, corporate governance deemed unfriendly to shareholders and the struggles of its biggest subsidiary — signal that Biglari has lost his edge and alienated his base of followers” JULY 7, 2020 “B“iglari has never been able to convince Cracker Barrel shareholders that he should have representation on the board, or to do anything else he's requested… Biglari's own company hasn't exactly won over investors” NOVEMBER 5, 2019 shareholder via “Sardar does not answer to shareholders, nor does he work for them. I genuinely feel bad for many of the fellow shareholders I met because they had no idea they would be treated to, perhaps, the worst corporate governance in America” MAY 1, 2019 shareholder via “Biglari and Phil Cooley seem to delight in the annoyance of shareholders. At one point laughing at them for being upset that the share price went down 58% last year and then subsequently watching the board increase Sardar's compensation package” MAY 1, 2019 ““Biglari Holdings did not have a great 2018. Stock in his company fell 58%, largely because it created two classes of stock and was ultimately abandoned by institutional investors… that doesn't mean Biglari didn't receive substantial sums from the company he runs” SEPTEMBER 5, 2019

Conclusion

We Believe You Should Vote the White Proxy Card Because… 'Cracker Barrel has a track record of consistently delivering value for our shareholders ' ' highest standards of corporate governance and to the long-term success of your investment 'After a thorough and independent evaluation, we believe Raymond Barbrick will not enhance our Board ' practices 'We believe Mr. Biglari's continuing negative and distracting campaign against the Company should be rejected

Appendix

Mr. Biglari's False Statements and Mischaracterizations – Board

Strong Board With Significant Restaurant Experience	***Mr. Biglari claims Cracker Barrel's Board does not have restaurant experience*** • Almost half of our independent directors have significant restaurant and foodservice experience: – Meg Crofton had direct P&L responsibility for nearly 500 restaurants in Walt Disney World, and this number approaches 1,000 when including restaurants in Disneyland/Disneyland Paris and within hotels – Bill McCarten had full P&L responsibility for 1,000+ restaurants as CEO of HMS Host and won several restaurant-related awards during his tenure – Tom Barr had P&L responsibility for Starbucks' food category and oversaw North American food innovation – Gisel Ruiz had direct P&L and operational responsibility for nearly 600 cafes within Sam's Club and was responsible for fresh food operations in thousands of Walmart stores
Norm Johnson Adds Substantial Value to Our Board	***Mr. Biglari claims that Norm Johnson's background is not relevant*** • Mr. Johnson has a track record of value creation and brings significant expertise and relevant skills to Cracker Barrel – Cracker Barrel outperformed the Casual Dining Peer Set[1] and S&P MidCap 400 TSR by 115+ p.p. and 40+ p.p., respectively, during Mr. Johnson's tenure on the Board[2] – CLARCOR outperformed the S&P 500 TSR by 470+ p.p. while CEO / Executive Chairman[3] • Significant expertise in capital allocation (allocated over $1 billion of capital at CLARCOR) and complex operations, which is relevant as Cracker Barrel oversees the distribution of approximately $1 billion of food and retail products and operates a 370,000 square foot retail distribution center • Led Cracker Barrel's Board refreshment effort, recruiting four new directors in the past three years
Objective and Thorough Director Recruitment Process	***Mr. Biglari claims Cracker Barrel's Board appoints directors based on business connections*** • We selected a search firm to help us recruit new directors, which identified Gilbert Dávila and Gisel Ruiz in February 2020 • Mr. Dávila and Ms. Ruiz's affiliations with companies for which other directors on our Board have also worked was purely coincidental – none of our directors identified either Mr. Dávila or Ms. Ruiz to the search firm

1. Evercore ISI Casual Dining Peer Set includes Brinker, BJ's Restaurants, Bloomin' Brands, Cheesecake Factory, Darden, Dave & Buster's, Denny's, Dine Brands and Texas Roadhouse; Dave & Buster's excluded from the median peer TSR during Mr. Johnson's tenure as they had not yet begun trading publicly
2. FactSet as of 10/27/2020; TSR includes reinvested dividends and is calculated from 8/13/2012 to 10/27/2020
3. TSR includes reinvested dividends and is calculated from 3/25/2000 to 11/30/2012

35

Mr. Biglari's False Statements and Mischaracterizations – TSR Performance

Our Peer Set is Appropriate and is Well-established by Recognized Third Parties

Mr. Biglari claims that Cracker Barrel has selected an unrepresentative peer set

- Cracker Barrel uses a well-recognized Casual Dining Peer Set ("CDPS") as established by Wall Street research analysts[1]
- Mr. Biglari cherry-picks his own flawed peer set based on criteria that we believe are arbitrary, inconsistently applied and unsupported
  - He excludes highly relevant casual dining peers – Denny's and Dine (which operates IHOP and Applebee's) – that both Evercore and Wells Fargo include in their peer sets
  - He excludes BJ's given a portion of its stores (less than one-third) operate in California. Exposure to California is not an industry-established differentiator, and further, Cracker Barrel operates in California
  - He excludes Cheesecake Factory because they have half the number of locations that Cracker Barrel has, but he inconsistently includes three peers that have more than double our restaurant count
  - He focuses principally on comparing us to Texas Roadhouse. Texas Roadhouse is a valid comparator to include in a broader peer benchmarking group, which is why it is included in the CDPS that we use, but not on a standalone basis. Texas Roadhouse has been successful, but it is a steakhouse brand focused on dinner with a full bar, a 58% higher check average and a more limited menu than ours. A one-on-one comparison with a company with different operations and brand model is not a rational way to assess performance and does not change the fact that we have outperformed the relevant casual dining peer set during most periods
- We also benchmark our TSR performance to the broader S&P MidCap 400, an index for mid-sized companies covering approximately 7% of the US equities market
  - This index includes numerous companies beyond restaurants, but we are included in this index
  - We have outperformed relative to this index on a long-term (10Y/5Y) basis up until COVID. Like many restaurants, we have underperformed this index post-COVID; however, Cracker Barrel has continued to perform in-line relative to the CDPS, which includes our most comparable restaurant peers, over the near-term (1Y/YTD) through COVID[2]
  - Mr. Biglari invents his own flawed index using the seven mid-sized restaurants included in the S&P MidCap 400, five of which (Dunkin', Jack in the Box, Papa John's, Wendy's and Wingstop) are defined by Wall Street research analysts as Franchised Quick Service Restaurants (which for many reasons provide a less relevant benchmark for Cracker Barrel than casual dining peers)

1. Evercore ISI Casual Dining peers include Brinker, BJ's Restaurants, Bloomin' Brands, Cheesecake Factory, Darden, Dave & Buster's, Denny's, Dine Brands and Texas Roadhouse as defined by Evercore ISI's Restaurant Sector Comp Sheet. Wells Fargo's Casual Dining / Midscale peer set includes two smaller companies (market capitalizations <$500mm both pre- and post-COVID), Red Robin and Chuy's, incremental to Evercore ISI's set. In our presentation, we use the Evercore ISI CDPS. If we had used Wells Fargo's CDPS, our TSR outperformance would be even better over the long-term (5Y/10Y) and identical over the near-term (1Y/YTD)
2. TSR includes reinvested dividends as is calculated from 2/21/2010 to 2/21/2020 on a 10-year pre-COVID basis, from 2/21/2015 to 2/21/2020 for 5-year pre-COVID basis, from 10/27/2019 to 10/27/2020 on a 1-year post-COVID basis and from 1/1/2020 to 10/27/2020 on a YTD basis. 2/21/2020 is the end date we use to measure pre-COVID TSR performance, as it reflects the last undisturbed date before the pandemic dramatically impacted US equity markets. On the following business day, the World Health Organization ("WHO") warned of a potential global pandemic, and markets responded accordingly

36

Mr. Biglari's False Statements and Mischaracterizations – TSR Performance (Cont'd)

Cracker Barrel has Delivered Consistent TSR Outperformance

Mr. Biglari claims that we have underperformed on a TSR basis relative to strategic peers and changed our measurement dates to inflate our TSR (with Mr. Biglari arguing that 2/25/20 is the correct pre-COVID date)

- Cracker Barrel's TSR has outperformed the CDPS[1] over the long-term (10Y/5Y) and in-line over the near-term (1Y/YTD)[2]
  - In-line with the CDPS on a 1-year basis, which Mr. Biglari incorrectly labels as YTD in the Biglari Presentation[3]
- Cracker Barrel performed even better during the periods ending pre-COVID (i.e. as of 2/21/20)
- In short, Mr. Biglari's claim that we selected a pre-COVID date to appear more favorably is misleading and factually incorrect given: (i) the market fell precipitously following the WHO announcement on 2/24/20 of a potential global pandemic *(left chart)*, (ii) Cracker Barrel's stock outperformed between 2/21/20 and Mr. Biglari's date of 2/25/20 *(right chart)* and (iii) the usage of 2/25/20 rather than 2/21/20 as an end date doesn't impact our performance relative to peers on a 1Y/5Y/10Y basis

Friday, February 21, 2020 is well-recognized as the last undisturbed date before the pandemic dramatically impacted US equity markets[4]



S&P 1500[5] YTD Share Price Return
$800.00
$700.00
$600.00
$500.00
1/1/20
3/1/20
4/30/20
6/29/20
8/28/20
10/27/20
Friday, February 21, 2020: Undisturbed date before WHO warns of potential global pandemic[4]
Tuesday, February 25, 2020: Mr. Biglari's flawed pre-COVID date

Cracker Barrel's share price actually outperformed between 2/21/20 and 2/25/20



Share Price Performance (2/21/20 – 2/25/20)[6]
CDPS[1]
Mr. Biglari's "Cherry-Picked" CDPS[7]
S&P MidCap 400
(5%)
(8%)
(8%)
(6%)

1. Evercore ISI Casual Dining peers include Brinker, BJ's Restaurants, Bloomin' Brands, Cheesecake Factory, Darden, Dave & Buster's, Denny's, Dine Brands and Texas Roadhouse
2. TSR includes reinvested dividends as is calculated from 10/27/2010 to 10/27/2020 on a 10-year basis, 10/27/2015 to 10/27/2020 on a 5-year basis, 10/27/2019 to 10/27/2020 on a 1-year basis and 1/1/2020 to 10/27/2020 on a YTD basis 3. On Slide 11 of his October 2020 presentation (the "Biglari Presentation"), Mr. Biglari presents 1-year TSRs calculated from 10/28/2019 to 10/27/2020 under the label of "YTD 2020 TSR"
4. On the following business day, the WHO warned of a potential global pandemic, and markets responded accordingly
5. The S&P 1500 is a broad market index including all stocks in the S&P 500, the S&P MidCap 400 and the S&P SmallCap 600
6. Represents share price declines between 2/21/2020 and 2/25/2020, the date of our Q2 FY 2020 earnings, which Mr. Biglari cites as the correct pre-COVID date to measure TSR returns in his October 2020 presentation
7. Mr. Biglari's "cherry-picked" casual dining peers include Texas Roadhouse, Darden, Brinker, and Bloomin' Brands

37

Mr. Biglari's False Statements and Mischaracterizations – Operational Performance Guest Traffic and Comparable Sales Outperformance Relative to Peers Mr. Biglari claims we have a history of underperformance in comparable sales and guest traffic •While the U.S. casual dining sector has been challenged for more than a decade, Cracker Barrel delivered 18% cumulative comparable restaurant sales growth from FY 2011 – FY 2019, reflecting double-digit outperformance relative to peers1 •We believe Mr. Biglari's claims about our guest traffic performance are misleading and taken out of context − The casual dining industry as measured by Knapp Track has been experiencing consistent guest traffic declines for more than a decade − Cracker Barrel has outperformed relative to this index over both the long-term (12 p.p. outperformance over the long-term between FY 2011 and FY 2019) as well as the near-term (5 p.p. over the near-term FY 2016 – FY 2019)1 Track Record of Strong Operational Performance Mr. Biglari claims we have failed to enhance margins •Cracker Barrel has expanded operating margins by over 220bps from FY 2011 – 2019 •Over the last three years, we have made important strategic investments in our core business (e.g., in off-premise and digital), which helped us to perform well through COVID •In addition, we have performed strongly on other key operating metrics: − EPS has grown at a 13% CAGR between FY 2011 and 2019 and 8% CAGR between FY 2016 and FY 2019 − Corporate-level ROIC has expanded by 650bps between FY 2011 and FY 2019 38 1.On a cumulative basis as measured by the Knapp Track casual dining index

Mr. Biglari's False Statements and Mischaracterizations – New Store Openings and Disclosure

Value-Creating New Unit Growth	***Mr. Biglari questions our decision-making process for new store openings*** • Our new unit opening strategy has consisted of modest, disciplined growth in both core and frontier markets (opened on average 8 stores per year since FY 2009)[1] – We are pleased with the performance of our mature stores opened over this time period, which have created shareholder value by delivering aggregate returns above our hurdle rates • We leverage a rigorous, analytical approach with IRR analysis, and our Board of Directors approves risk-adjusted hurdle rates in excess of our cost of capital
Rigorous and Disciplined Approach to New Store Openings	***Mr. Biglari's claims about our new units are misleading, miscalculated, and mischaracterized*** • Mr. Biglari uses a higher new unit costs metric of $5.3mm from only frontier markets instead of Cracker Barrel's average new unit cost of $4.9mm[2] • Mr. Biglari's analysis assumes all land is purchased for $1.9mm, when historically Cracker Barrel has purchased land for only ~30% of its stores at an average cost of ~$1mm • Mr. Biglari's sales-to-investment ratio fails to take into account cash flow and returns generated by new stores and, as a result, is no longer widely used
Disclosures Consistent with Our Industry	***Mr. Biglari claims we do not provide sufficient data to shareholders on new store profitability*** • Cracker Barrel provides the same degree or a higher level of disclosure around new units than most of the companies in the CDPS[3], including the four companies that Mr. Biglari cites – Darden, Texas Roadhouse, Bloomin' Brands and Brinker • None of Mr. Biglari's "cherry-picked" peers makes the detailed disclosure that Mr. Biglari seeks from Cracker Barrel • Given the measured pace of our store openings (<1% annual unit growth) and relatively low capital spend (~$20 million per year), we believe that our level of disclosure, consistent with our peers, is appropriate for our shareholders' evaluation of their investment

1. In FY 2020, 4 stores were opened and in FY 2020 3 new stores openings are planned
2. In FY 2020, new unit costs were impacted by a higher-than-average proportion of frontier markets with higher construction / operating costs, which are not representative of overall new unit investment costs
3. Evercore ISI Casual Dining peers include Brinker, BJ's Restaurants, Bloomin' Brands, Cheesecake Factory, Darden, Dave & Buster's, Denny's, Dine Brands and Texas Roadhouse

39

Mr. Biglari's False Statements and Mischaracterizations – Capital Allocation Balanced Approach to Capital Allocation Focused on Enhancing our Core Business and Returning Capital to Shareholders Mr. Biglari claims we have failed to benefit from over $700 million in cumulative capital expenditures and acquisitions •Over the last 5 years, the Company has allocated $1.8 billion in capital with more than ~80% used to enhance the core and return capital to shareholders − 57% of our capital has been returned to shareholders via dividends or share repurchases − Another 25% has gone to enhancing our core business through reinvestments in our existing stores and strategic initiatives, including accelerating off-premise sales, innovating our menu and implementing new digital technologies – all initiatives that allowed us to perform well through COVID o More than half of our capital expenditures are allocated to existing store maintenance − The remaining < 20% has been allocated to new stores and external investments (PBS and MSBC) •We plan to complement our growth with our unique MSBC concept by adding up to 15 locations in FY 2021 − MSBC has compelling new store economics and continues to show strong performance through COVID Punch Bowl Social was a Well-Considered Investment, as was the Decision Not To Invest Further Mr. Biglari claims Punch Bowl Social was not a prudent investment and questions the Board's due diligence process •Prior to our investment in Punch Bowl Social (PBS), there was significant due diligence and extensive involvement by the entire Board and management team − PBS was an attractive opportunity to invest in a recognized and complementary brand with significant growth potential. Prior to our investment and COVID, PBS had solid sales and a profitable growth profile − Based on months of diligence the Board and management carefully structured the transaction to minimize risk through a minority investment and the agreement included a variety of protections and benefits •The global pandemic had an outsized impact on PBS that would have required significant management attention and millions of dollars of capital to survive •The Board made the tough but necessary decision to cease further investment in PBS and focus management's attention on our core businesses

Mr. Biglari's False Statements and Mischaracterizations – Biglari Proposals Mr. Biglari Has Not Influenced Cracker Barrel's Strategy Mr. Biglari claims many of his suggestions were ultimately adopted and created value for shareholders •We have always taken Mr. Biglari's input seriously as we do with all shareholders •Some of the proposals Mr. Biglari suggested were already in process, including licensing (which we have been winding down) and slowing down new store openings •Mr. Biglari's four previous proxy contests were soundly rejected by shareholders by increasingly large margins •As an example, Mr. Biglari proposed a debt-financed $20/share special dividend at the 2013 annual meeting − In 2013, he suggested that Cracker Barrel pay a dividend of more than $475M, which would have required a substantial increase in leverage and would have negatively impacted the Company's risk profile − In 2015, several years later, Cracker Barrel did pay a special dividend. However, it was funded with excess cash flow which was generated from our strong operations rather than through increased leverage − Mr. Biglari's strategy would have weakened our balance sheet. Our actual strategy protected it. Having a strong balance sheet allowed us to weather the COVID pandemic and has put us in a stronger position than many other of our casual dining competitors Mr. Barbrick Has a Questionable Track Record, Particularly in the Casual Dining Space Mr. Biglari claims Mr. Barbrick's prior experience qualifies him to be on our Board •We believe Mr. Barbick has not been a successful operator in the restaurant industry: − Closed 16 of 18 Zinburger locations due to evident inability to adapt to off-premise − Exited all 36 TGIF locations that had a history of consistent underperformance − Spent the past 13 years operating hotels and restaurants as a franchisee with no brand management or strategic responsibility − CEO of Avado Brands as it emerged bankruptcy in 2004, only to lead it right back into bankruptcy •Mr. Biglari has not disclosed Mr. Barbrick's track record as an operator, while Mr. Johnson's track record is both impressive and public •Furthermore, Mr. Barbrick's experience has been predominantly as a restaurant operator for franchised concepts at a mid-tier and regional level, and without strategic responsibilities − Mr. Barbrick has not disclosed experience deploying capital at the scale or complexity of Cracker Barrel or for the benefit of public company shareholders

Reconciliation of GAAP Basis to Adjusted Non-GAAP Basis Operating Results ($ in thousands except per share data) Note: No adjustments were made to GAAP EPS in FY 2011, FY 2017 and FY 2019 1. Charges and tax effects of proxy contest(s) or special meeting of shareholders 2. Severance, other charges and tax effects related to organizational changes. 3. Provision for taxes adjusted to exclude the prior year favorable effect of the retroactive reinstatment of the Work Opportunity Tax Credit. 4. Accrued liability and tax effects related to the settlement of the Fair Labor Standards Act litigation

OLD COUNTRY STORE

Cracker Barrel Old Country Store, Inc. provided the following information to investors to supplement the previously filed investor presentation.

Approprpate Peers/Comparators; Texas Roadhouse There is no single company that is a true analog to Cracker Barrel, as we discussed, due to the following factors: •highly experiential nature; emphasis on hospitality •company-owned rather than franchised restaurants •20% retail •three-daypart coverage, with breakfast all day •scratch cooking •off-interstate footprint rather than on “restaurant row” •significant percentage of travel guests •value offering (i.e., low check average) with no discounting As a result, benchmark indices like those from Evercore and Wells Fargo, the investment community, and industry reporting services such as Knapp Track consider us as part of a group of family and/or casual dining companies. Each company in the Wells Fargo or Evercore ISI index, for example, has aspects that overlap with ours in a meaningful way and thus make the group as a whole a useful comparator set - but each company in the index is also different from Cracker Barrel in some important respect (daypart focus, franchised vs. company-owned, different price points/value proposition, number of units, less experiential, etc.). Additionally, several of our competitors operate multiple brands, only some of which are in fact competitive with Cracker Barrel. If you focus down to a small subset, or just a single competitor, the differences between us skew the analysis and risk making any conclusions less certain or useful. This analytic risk of mismeasuring performance by “cherry picking” from a broader, more representative peer set is where Mr. Biglari’s analysis begins to go wrong. Similarly, Mr. Biglari creates analytic risks by inventing his own flawed index using the seven restaurant companies included in the S&P MidCap 400. Five of these companies (Wendy’s, Jack In The Box, Dunkin’ Brands, Papa John’s and Wingstop) are defined by Wall Street analysts as “Franchised Quick Service Restaurants,” and they are not reasonable comparators to casual dining companies like Cracker Barrel for obvious reasons (full service, seated, company-owned, etc.). Below we list each of the companies in the Evercore ISI index and briefly indicate why we consider each of them a valid comparator and an appropriate member of a peer set for assessing our performance. As we noted in our presentation, if we used the Wells Fargo index (which also includes Red Robin and Chuy’s), our relative TSR results would have been even better. Finally, as we discussed, we used February 21, 2020 as the end date for measuring pre-COVID TSR performance, as this was the last undisturbed date before the pandemic dramatically impacted US equity markets. (On the following business day, the World Health Organization warned of a potential global pandemic, and markets responded accordingly.)

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Finally, as we discussed on our call, indices such as the Evercore ISI index omit companies which have gone out of business or gone private, which can create a “survivor bias” effect. We have several close competitors who have gone private and are now in bankruptcy or we believe to be significantly struggling, including Bob Evans, Logan’s Roadhouse, Ruby Tuesday, O’Charley’s and Red Lobster. We believe that including these companies in our comparator set would only further enhance our relative TSR performance. Texas Roadhouse TXRH is a valid comparator to include in a broader peer benchmarking group, which is why it is included in the Evercore ISI index that we use, but not on a standalone basis. TXRH has been very successful, but it is a steakhouse brand focused on dinner with a full bar, a 58% higher check average, and a more limited menu than ours. We believe the pictures of the building exteriors in Mr. Biglari’s presentation are misleading; the operations of Texas Roadhouse and Cracker Barrel, and our respective brand models, are very different.

Post-COVID TSR Both Mr. Biglari and we seem to agree that assessing Cracker Barrel’s performance pre-COVID is appropriate in light of the outsized impact that the pandemic has had on the entire casual dining industry, which by definition is full service. As we discussed, the pandemic impacted Cracker Barrel to a greater extent than most of our peer group due to the meaningful percentage of our revenues tied to breakfast and travel, our retail business, and the older demographics of our guest base. Despite these headwinds particular to Cracker Barrel, we have outperformed our peer set post-COVID as well as pre-COVID, with our 1-year relative TSR being more “in line” than outperform. We will send you under separate cover two slides that reflect our 1, 5 and 10-year TSR calculations both pre-and post-COVID so you can see this.

New Unpt ROIC Dpsclosure We provide the same degree or higher level of disclosure around new units than most of the companies in the Evercore ISI index, including the four companies that Mr. Biglari cites - Darden, Texas Roadhouse, Bloomin’ Brands and Brinker. None of these companies makes the detailed disclosure that Mr. Biglari seeks from Cracker Barrel. We are opening new Cracker Barrel stores at a very measured pace (i.e., less than 1% annual unit growth) and spending a relatively low level of capital (approximately $20 million per year) to do so. As a result, neither new unit ROIC nor granular disclosure surrounding it has been an area of focus for our shareholders when we have engaged with them. We believe that our level of disclosure, in keeping with our peers, is sufficient for our shareholders’ evaluation of their investment. Based on our shareholder engagement, our investors are focused on corporate level ROIC (which includes new units) and our long-term strategies to improve traffic, build our off-premise business, and innovate. We believe that what matters to our shareholders is not the ROIC of a given new unit on a given day; what matters is the company’s performance and trends, including corporate level ROIC, over time.

Traffpc Trends As we discussed on our call, for a variety of industry, demographic, and behavioral reasons the casual dining industry has been experiencing negative traffic trends for years. Indeed, the sector has not experienced positive comparable-store year-over-year traffic since 2005. Combatting traffic loss is arguably the biggest challenge facing the casual dining industry and why our Board and management team dedicate so much time, energy, and capital to address it. As reflected in our presentation, between 2011 and 2019 we outperformed the casual dining industry by twelve percentage points with respect to traffic. We believe this is an outstanding result for our shareholders in a very tough environment. Mr. Barbrick’s poor track record in the casual dining space is particularly relevant to us because of this traffic issue. Mr. Barbrick’s inability, even before the pandemic, to adapt his company’s Zinburger restaurants to off-premise (forcing so many closures) and his company’s lack of success and sell-off of their TGI Friday’s units demonstrate to us his inability to address traffic loss. This gives us no confidence that he will help our Board or our Company do otherwise.

Board of Dprectors – Recent Recruptment We began the recruitment of Gilbert Dávila and Gisel Ruiz to our Board many months before Mr. Biglari ever suggested that he might seek Board representation. Neither appointment was influenced by or in response to him in any way. To the contrary, our Board paused the process of evaluating and selecting Ms. Ruiz so they could properly assess Mr. Biglari’s last-minute nominee, Mr. Barbrick. In November of 2019 we selected a search firm to help us recruit new directors. This firm identified both Mr. Dávila and Ms. Ruiz in February 2020, and their appointments took longer than normal due to the complexities of interviewing and assessing them during the pandemic. To avoid any conflict of interest, our Board used a different search firm to evaluate Mr. Barbrick. Mr. Dávila and Ms. Ruiz’ affiliation with companies for which other directors on our Board have also worked (Walmart in the case of Ms. Ruiz; Disney in the case of Mr. Dávila) was purely coincidental. None of our directors identified either Mr. Dávila or Ms. Ruiz to our recruiter. Finally, Mr. Biglari’s insinuation that there is some type of conflict or interlocking relationship problem with respect to our director recruitment practices, either historic or current, is untrue, misleading, and sensational. Our ability to recruit directors with experience at iconic and highly successful public companies like Starbucks, Walmart, Disney, Marriott and CLARCOR reflects the strength of our Board and company.

Investment Tpmpng The timing of our investments in Punch Bowl Social and Maple Street Biscuit Company (both of which were closed in the back half of calendar 2019) was coincidental and not part of a sudden shift in strategy or because we wanted to move away from growing core Cracker Barrel. We first attempted to buy Maple Street in 2015, having concluded that the fast casual breakfast space was an increasingly attractive opportunity for us. We could not justify the purchase price for their small number of units at that time, however, so instead we launched our own fast casual breakfast concept, Holler & Dash (H&D). While we were finalizing the Punch Bowl transaction, Maple Street’s founder and majority owner contacted us independently and indicated a willingness to sell the concept to us and combine it with H&D. By this time, Maple Street was meaningfully larger and its brand even more attractive. We conducted due diligence, negotiated what we believe were favorable terms and closed the transaction. We remain very happy with the Maple Street acquisition.

Board of Directors – Restaurant Experience

Nearly half of our independent directors have highly relevant experience in restaurant and food service, over and above their experience with Cracker Barrel:

- Meg Crofton had direct P&L responsibility for nearly 500 restaurants in Walt Disney World alone. When including the restaurants within hotels, and the restaurants at Disneyland and Disneyland Paris, this number approaches 1,000. Many, if not most, of the restaurants under Ms. Crofton's oversight were highly complex and experiential, and together employed tens of thousands of employees.

- During his career with Starbucks, Tom Barr had P&L responsibility for Starbucks' entire food category and oversaw North American food innovation. In this capacity, he oversaw the effort to launch lunch offerings across the majority of Starbucks' US retail stores, and also led the testing and initial launch of hot food offerings across Starbucks North America.

- Our independent Chairman, Bill McCarten, was the Chief Executive Officer of HMS Host, a $1.6 billion public company that successfully operated more than a thousand restaurants in airports, travel plazas and malls. Mr. McCarten had full P&L responsibility for these restaurants and received several restaurant-related awards during his tenure, including the Multi-Unit Food Service Organization's (MUFSO) prestigious Golden Chain Award and *Nation's Restaurant News* "Operator of the Year".

- Gisel Ruiz had direct P&L and operational responsibility for nearly 600 cafes within Sam's Club and was responsible for fresh food operations in thousands of Walmart stores during her career.

Although Mr. Barbrick has been in the restaurant industry for his entire career, his experience has been predominantly as a restaurant operator for franchised concepts at a mid-tier and regional level, and without strategic responsibilities.

At the Board level, Cracker Barrel's challenge is not how to operate restaurants, but how to strategically evolve a highly complex and experiential restaurant and retail *system* in a multicultural and fast-changing macro environment. This is why <u>Meg Crofton's</u> experience for Disney, <u>Tom Barr's</u> experience at Starbucks, <u>Bill McCarten's</u> experience with HMS Host, and <u>Norm Johnson's</u> experience in logistics, supply chain and enterprise management systems for CLARCOR are far more relevant to us than Mr. Barbrick's experience operating regional Wendy's franchises. This is also why our Board determined Mr. Barbrick's experience would not be "additive."

Finally, we don't see any logical connection between Mr. Barbrick's "restaurant experience" and Mr. Biglari's rationale for wanting him on our Board (i.e., his claims of poor capital allocation and investment decisions). Mr. Barbrick has not disclosed any experience deploying capital at the scale or complexity of Cracker Barrel or for the benefit of public company shareholders. To our knowledge, for example, he has never determined whether or how much capital to return to public company shareholders through dividends and share repurchases versus investing in innovation and strategic initiatives.

PROCESS One key point we hope came through during our meeting is that our Board is highly engaged and follows well-defined processes in a variety of areas to protect the interest of shareholders. Our capital allocation decisions, our decisions regarding external investments, our determination of whether, where, and how quickly to open new stores, our identification of the skills and profiles that our directors need to have, and the way we recruit and appoint directors and refresh our Board, are all managed purposefully and thoughtfully and with the full attention of our directors. The same holds true for shareholder engagement and the evaluation of candidates that our shareholders may propose as directors, like Mr. Barbrick.

Important Addptponal Informatpon The Company has filed a definitive proxy statement (the “Proxy Statement”) and accompanying WHITE proxy card in connection with the solicitation of proxies for the 2020 Annual Meeting of Cracker Barrel shareholders (the “Annual Meeting”). The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company by security holdings or otherwise is set forth in the Annual Report on Form 10-K of the Company for the fiscal year ended July 31, 2020, and the Proxy Statement. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the U.S. Securities and Exchange Commission (the “SEC”). Details regarding the nominees of the Company’s Board of Directors for election at the Annual Meeting are included in the Proxy Statement. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the Investors section of the Company’s corporate website at www.crackerbarrel.com.